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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kirby Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

KIRBY CORPORATION

Notice of 2007

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 24, 2007

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

March 12, 2007

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2007 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 24, 2007, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 8th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the formal items of business to be conducted at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to elect three Class III directors and ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accountants for 2007.

In addition to the formal items of business to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

C. Berdon Lawrence
Chairman of the Board

Joseph H. Pyne
President and Chief Executive Officer

KIRBY CORPORATION
55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 24, 2007
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive
8th Floor
Houston, Texas 77007

Items of business to be voted on at the Kirby Corporation 2007 Annual Meeting of Stockholders are as follows:

1. To elect three Class III directors;

2. To ratify the Audit Committee’s selection of KPMG LLP as Kirby Corporation’s independent registered public accountants for 2007; and

3. To consider any other business to properly come before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2007. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2006 Annual Report to stockholders with this notice and proxy.

For the Board of Directors,

Thomas G. Adler
Secretary

March 12, 2007

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 8th Floor, Houston, Texas, on April 24, 2007, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2006, are being mailed to stockholders on or about March 14, 2007.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class III directors named in this Proxy Statement, the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accountants for 2007 and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Shareholder Communications, Inc. to solicit proxies at an estimated cost of $5,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2007 will be entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 2007, the Company had 53,174,662 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A plurality of the votes cast is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

ELECTION OF DIRECTORS (ITEM 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at nine. Three Class III directors are to be elected at the 2007 Annual Meeting to serve until the Annual Meeting of Stockholders in 2010. Each nominee named below is currently serving as a director and each has consented to serve for the new term if elected.

If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

Nominees for Election

The Board of Directors of the Company unanimously recommends a vote “FOR” the election of each of the following nominees for election as a director.

Nominees for Election as Class III directors to serve until the Annual Meeting of Stockholders in 2010

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 57

Mr. Day is Chairman of Teekay Shipping Corporation, a foreign flag tank vessel owner and operator. He serves as Chairman of the Governance Committee and is a member of the Compensation Committee and Audit Committee. He is also Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., and Chairman of Compass Group Diversified Holdings LLC.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 58

Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive Committee and Governance Committee.

C. Berdon Lawrence	Director since 1999
Houston, Texas	Age 64

Mr. Lawrence has served as Chairman of the Board of the Company since October 1999. He was the founder and former President of Hollywood Marine, Inc., an inland tank barge company acquired by the Company in October 1999. Mr. Lawrence serves as Chairman of the Executive Committee.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2008

Walter E. Johnson	Director since 2001
Houston, Texas	Age 70

Mr. Johnson is Chairman of Amegy Bank, N.A. (“Amegy Bank”), a subsidiary of Zions Bancorporation. He serves as a member of the Governance Committee.

David L. Lemmon	Director since 2006
Las Vegas, Nevada	Age 64

Mr. Lemmon is a private investor. He served as President and Chief Executive Officer of Colonial Pipeline Company, an interstate common carrier of refined liquid petroleum products, from 1997 to March 2006. He serves as a member of the Audit Committee. Mr. Lemmon is also a director of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., and Deltic Timber Corporation.

George A. Peterkin, Jr.	Director since 1973
Houston, Texas	Age 79

Mr. Peterkin is a private investor. He has served as Chairman Emeritus of the Board of the Company since 1999 and served as Chairman of the Board of the Company from 1995 to 1999. He served as President of the Company from 1973 to 1995 and serves as a member of the Audit Committee and Executive Committee.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2009

Bob G. Gower	Director since 1998
Houston, Texas	Age 69

Mr. Gower is President and Chief Executive Officer of Carbon Nanotechnologies, Inc., a technology leader in small-diameter carbon nanotubes. Mr. Gower serves as Chairman of the Audit Committee, is a member of the Executive Committee and Compensation Committee, and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 63

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to January 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 59

Mr. Pyne is the President and Chief Executive Officer of the Company. He serves as a member of the Executive Committee.

Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company.

The Board has determined that the following directors are independent within the meaning of the NYSE corporate governance rules:

C. Sean Day	David L. Lemmon
Bob G. Gower	Monte J. Miller
Walter E. Johnson	George A. Peterkin, Jr.
William M. Lamont, Jr.

The Board determined that Messrs. Day, Gower, Lamont, Lemmon, Miller and Peterkin have no relationship with the Company except as directors and stockholders. The Board also determined that two relationships between Mr. Johnson and the Company are not material and that Mr. Johnson is also independent. The two relationships, described under “Transactions with Related Persons,” are Mr. Johnson’s ownership of a 25% interest in a limited partnership that owns one of 904 barges operated by the Company and Mr. Johnson’s position as Chairman of the Board of Amegy Bank, which has a 6% participation in the Company’s revolving credit facility. The Board determined that distributions to Mr. Johnson from the barge partnership are not material to him and that Mr. Johnson’s interest in the partnership is not taken into account by the Company in making decisions with respect to the deployment of its barge fleet. The Board also considered that Amegy Bank has the smallest participation of the banks in the Company’s revolving credit facility and that the annual payments of interest and fees from the Company to Amegy Bank during the last three years have been significantly less than 2% of Amegy Bank’s gross revenues (one of the NYSE’s objective tests for independence). In addition, the Board had previously determined that Robert G. Stone, Jr., who served as a director of the Company until his death on April 18, 2006, and Richard C. Webb, who served as a director of the Company until the 2006 Annual Meeting of Stockholders, had no relationship with the Company except as directors and stockholders and were independent.

Board Committees

The Board has established four standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below. The fourth committee, the Executive Committee, may exercise all of the power and authority of the Board in the management of the business and affairs of the Company when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board, to amend the Bylaws of the Company and to fill vacancies in the membership of the Executive Committee.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Monitor the Company’s financial reporting, accounting procedures and	Bob G. Gower (Chairman)
systems of internal control	C. Sean Day
• Select the independent auditors for the Company	David L. Lemmon
• Review the Company’s audited annual and unaudited quarterly financial	George A. Peterkin, Jr.
statements with management and the independent auditors
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in NYSE rules. In addition, all of the members of the Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Determine the salaries of executive officers of the Company	William M. Lamont, Jr. (Chairman)
• Administer the Company’s annual incentive bonus program	C. Sean Day
• Administer the Company’s stock option, restricted stock and incentive	Bob G. Gower
plans and grant stock options, restricted	Monte J. Miller
stock and performance awards under such plans

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Perform the function of a nominating committee in	C. Sean Day (Chairman)
recommending candidates for election to the Board	Walter E. Johnson
• Review all related party transactions	William M. Lamont, Jr.
• Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. A copy of the criteria is attached to this Proxy Statement as Exhibit A and is also available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for re-election), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2006, the Board met seven times, the Audit Committee met eight times, the Compensation Committee met five times and the Governance Committee met five times. The Executive Committee did not meet during 2006. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served that were held during the periods for which he served, except for Mr. Johnson, who attended five of the seven Board meetings and did not attend the one Governance Committee meeting held after his appointment to the Governance Committee. All directors attended the 2006 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services on the Board or Board committees. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of similar companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $24,000, a fee of $1,250 for each Board meeting and a fee of $3,000 for each Committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year, the Audit Committee Chairman receives an additional $15,000 retainer per year and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

In addition to the fees provided to the directors described above, the Company has a nonemployee director stock option plan under which nonemployee directors are granted stock options and restricted stock awards. The Company’s 2000 Nonemployee Director Stock Option Plan (the “2000 Director Plan”) provides for the automatic grant to nonemployee directors of stock options for 10,000 shares of common stock on the date of first election as a director and stock options for 6,000 shares and 1,000 shares of restricted stock immediately after each annual meeting of stockholders. In addition, the 2000 Director Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Director Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2006:

Director Compensation for 2006

	Fees Earned
Name	or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total(5)

C. Sean Day	$63,750	$63,990	$98,070	$225,810
Bob G. Gower	63,500	63,990	98,070	225,560
Walter E. Johnson	6,250	63,990	98,070	168,310
William M. Lamont, Jr.	72,750	35,165	98,070	205,985
David L. Lemmon	40,500	35,165	261,520	337,185
Monte J. Miller	13,500	35,165	287,300	335,965
George A. Peterkin, Jr.	32,750	42,364	124,336	199,450
Robert G. Stone, Jr.(3)	13,250	—	—	13,250
Richard C. Webb(4)	11,500	7,199	—	18,699

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost recognized by the Company in 2006 related to restricted stock awards and stock option grants to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”). For a discussion of valuation assumptions, see Note 7, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Each director was granted 1,000 shares of restricted stock on April 25, 2006 at a value of $35.165 per share. Each director was granted stock options for 6,000 shares on April 25, 2006 at an exercise price of $35.165 per share. Mr. Lemmon and Mr. Miller were granted stock options for 10,000 shares on April 25, 2006, the date of their first election as a director, at an exercise price of $35.165 per share. Mr. Day, Mr. Gower and Mr. Johnson were granted 820 shares of restricted stock on April 25, 2006, at a value of $35.165, as they elected to receive their annual director fee in the form of restricted stock awards. Mr. Peterkin was granted stock options for 2,048 shares on April 25, 2006 at an exercise price of $35.165 per share and Mr. Miller was granted stock options for 1,988 shares on April 28, 2006 at an exercise price of $36.22 per share, as they elected to receive their annual director fee in the form of stock options. The following table shows the aggregate number of shares of restricted stock and stock options outstanding for each director as of December 31, 2006 as well as the grant date fair value of restricted stock and option grants made during 2006:

	Aggregate Shares	Aggregate	Grant Date
	of Restricted Stock	Stock Options	Fair Value of
	Outstanding	Outstanding	Restricted Stock and
	as of	as of	Stock Options
Name	December 31, 2006	December 31, 2006	Made during 2006

C. Sean Day	206	64,068	$162,070
Bob G. Gower	206	74,068	162,070
Walter E. Johnson	206	6,000	162,070
William M. Lamont, Jr.	—	48,000	133,235
David L. Lemmon	—	16,000	296,685
Monte J. Miller	—	17,988	331,058
George A. Peterkin, Jr.	—	49,218	168,256

(3)	Mr. Stone passed away on April 18, 2006.

(4)	Mr. Webb retired from the Board on April 25, 2006.

(5)	Represents the sum of all columns.

TRANSACTIONS WITH RELATED PERSONS

The Governance Committee of the Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee. The policy was adopted by the Committee in February 2007, after the commencement of the transactions described below. The Committee subsequently reviewed and ratified all of such transactions in accordance with the terms of the policy.

During 2006, the Company and its subsidiaries paid Knollwood, L.L.C. (“Knollwood”), a company owned by C. Berdon Lawrence, the Chairman of the Board of the Company, $252,000 for air transportation services provided by Knollwood. Such services were in the ordinary course of business of the Company and Knollwood. The Company anticipates that similar services will be rendered in 2007.

The Company is a 50% member of The Hollywood Camp, L.L.C. (“The Hollywood Camp”), a company that owns and operates a hunting facility used by the Company and Knollwood, which is also a 50% member. The Company uses The Hollywood Camp primarily for customer entertainment. Knollwood acts as manager of The Hollywood Camp. The Hollywood Camp allocates lease and lodging expenses to the owners based on their usage of the facilities. During 2006, the Company was billed $1,563,000 by The Hollywood Camp for its share of facility expenses. The Company anticipates that similar costs will be incurred in 2007.

In January 2007, 55 Waugh, LP, a partnership owned by Mr. Lawrence and his family, purchased the office building in which the Company’s headquarters are located. The Company occupies space in the building under a lease that was signed in 2005, prior to the purchase of the building by 55 Waugh, LP, and expires at the end of 2015.

The aggregate amount of rent that will be due from January 1, 2007 to the end of the lease term on December 31, 2015 is approximately $11,097,000.

Mark C. Lawrence, the son of Mr. Lawrence, is the Vice President and General Manager of the Logistics Management Division of Kirby Inland Marine, LP. In 2006, Mark Lawrence earned direct compensation of $221,367, received 2,000 shares of restricted stock of the Company and received $12,634 for an automobile allowance and contributions under the Company’s employee benefit plans (not including the Company’s contribution for 2006 under its profit sharing plan, which has not been determined as of the date of this Proxy Statement). In 2006, Mark Lawrence received $19,653 from the Company for the 2005 contribution under its profit sharing plan. He also received income in 2006 of $90,234 from the exercise of stock options and the vesting of restricted stock.

Walter E. Johnson, a director of the Company, is a 25% limited partner in a limited partnership that owns one barge operated by a subsidiary of the Company, which owns the other 75% interest in the partnership. The partnership was entered into on October 1, 1974. During 2006, Mr. Johnson received $76,250 in distributions from the partnership. The distributions were proportionate to his interest in the partnership and were made in the ordinary course of business of the partnership. The partnership will continue to operate in the ordinary course of the Company’s business in 2007.

Mr. Johnson is Chairman of the Board of Amegy Bank, which has a 6% participation in the Company’s revolving credit facility. The Company had borrowings of $107,400,000 outstanding under the revolving credit facility as of December 31, 2006, of which Amegy Bank’s participation was $6,440,000. The revolving credit facility includes a $25,000,000 commitment which may be used for standby letters of credit and, as of December 31, 2006, outstanding letters of credit were $1,294,000, of which Amegy Bank’s participation was $78,000. Amegy Bank is one of eight lenders under the revolving credit facility, which was consummated in the ordinary course of business of the Company.

Connie C. Valerius, the wife of Steven P. Valerius, the President of Kirby Inland Marine, LP, was the Director of Corporate Operations of the Company until her retirement in July 2006. In 2006, Ms. Valerius earned direct compensation of $183,895, received an option to purchase 5,000 shares of common stock of the Company, received 4,500 shares of restricted stock of the Company and received $9,292 for an automobile allowance and contributions under the Company’s employee benefit plans (not including the Company’s contribution for 2006 under its profit sharing plan, which has not been determined as of the date of this Proxy Statement). In 2006, Ms. Valerius received $22,233 from the Company for the 2005 contribution under its profit sharing plan and cash distributions of $905 and $13,812 from the profit sharing plan for the plan years 2005 and 2006, respectively. Ms. Valerius also received income in 2006 of $629,097 from the exercise of stock options and the vesting of restricted stock.

Wayne G. Strahan, the brother of Dorman L. Strahan, the President of the Company’s diesel engine services subsidiaries, is the Service Manager of the Tampa, Florida location of one of those subsidiaries, Engine Systems, Inc. In 2006, Wayne Strahan earned direct compensation of $101,194, received 400 shares of restricted stock awards of the Company and received contributions under the Company’s employee benefit plans of $2,295 (not including the Company’s contribution for 2006 under its profit sharing plan, which has not been determined as of the date of this Proxy Statement). In 2006, Wayne Strahan received $13,165 from the Company for the 2005 contribution under its profit sharing plan. He also received income in 2006 of $42,350 from the exercise of stock options.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Web Site Disclosures

The following documents and information are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance and are available in print to any stockholder on request to the Vice President — Investor Relations, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2007. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit.

	Shares of Common Stock
	Beneficially Owned on March 1, 2007
			Voting or				Percent of
			Investment		Right to		Common
	Direct(1)		Power(2)		Acquire(3)	Total(4)	Stock(5)

DIRECTORS
C. Sean Day	5,582				64,068	69,650
Bob G. Gower	56,240				74,068	130,308
Walter E. Johnson	18,240				6,000	24,240
William M. Lamont, Jr.	24,284	(6)			48,000	72,284
C. Berdon Lawrence	1,665,563		514,227	(7)	768,756	2,948,546	5.5%
David L. Lemmon	1,000				16,000	17,000
Monte J. Miller	1,000				17,988	18,988
George A. Peterkin, Jr.	295,394	(8)	94,906	(8)	49,218	439,518
Joseph H. Pyne	472,580				121,000	593,580	1.1%

NAMED EXECUTIVES
Norman W. Nolen	61,832				22,142	83,974
Dorman L. Strahan	38,741				48,016	86,757
Steven P. Valerius	55,106	(9)			36,756	91,862
Directors and Executive Officers as a group (16 in number)	2,758,972		609,133		1,403,006	4,771,111	8.8%

(1)	Shares owned as of March 1, 2007 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has or shares voting or investment power.

(3)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2007.

(4)	Includes 1,610,657 shares beneficially owned by Mr. Lawrence, 295,394 shares beneficially owned by Mr. Peterkin and 95,874 shares beneficially owned by Mr. Pyne (for a total of 2,001,925 shares) that are held in margin accounts with brokerage firms, and are therefore pledged as collateral for margin loans, if any, that may be outstanding from time to time.

(5)	No percent of class is shown for holdings of less than 1%.

(6)	Does not include 597,070 shares owned by Mr. Lamont’s wife, or 762,342 shares owned by trusts of which Mr. Lamont’s wife is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 1,359,412 shares.

(7)	Owned by a limited partnership of which entities wholly owned by Mr. Lawrence and his wife are the general partners.

(8)	Does not include 8,000 shares owned by Mr. Peterkin’s wife. Mr. Peterkin disclaims beneficial ownership of those 8,000 shares and 94,906 shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife’s.

(9)	Does not include 46,564 shares owned by Mr. Valerius’ wife. Mr. Valerius disclaims beneficial ownership of those shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

	Number of Shares		Percent
Name and Address	Beneficially Owned		of Class(1)

Select Equity Group, Inc. and Select Offshore Advisors, LLC	5,935,074	(2)	11.2%
380 Lafayette Street, 6th Floor
New York, New York 10003
PRIMECAP Management Company	3,975,376	(3)	7.5%
225 South Lake Avenue, Suite 400
Pasadena, California 91101
C. Berdon Lawrence	2,948,546	(4)	5.5%
55 Waugh Drive, Suite 1000
Houston, Texas 77007

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2007.

(2)	Based on Schedule 13G, dated December 31, 2006, filed by Select Equity Group, Inc. and Select Offshore Advisors, LLC with the SEC.

(3)	Based on Schedule 13F, dated December 31, 2006, filed by PRIMECAP Management Company with the SEC.

(4)	Based on Form 4, dated January 26, 2007, filed by Mr. Lawrence with the SEC. Includes 768,756 shares with respect to which Mr. Lawrence has the right to acquire beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2006, except that one report covering an option grant of 1,988 shares for Mr. Miller was filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of the Board of Directors of the Company has the authority and responsibility to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive bonus program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options and other awards under the plans (except those plans under which grants are automatic) and (4) review and make recommendations to the Board of Directors with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Compensation Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant New York Stock Exchange standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer and Chairman of the Board in making its compensation decisions for executive officers other than those two officers. The Committee considers input from the

Chairman of the Board in determining the compensation of the Chief Executive Officer. In 2006, the Committee also engaged an independent compensation consultant.

Compensation Consultant

During 2006, the Compensation Committee engaged Towers Perrin, an independent compensation consulting firm, to provide information and recommendations for the Committee to consider in making compensation decisions. Towers Perrin was engaged directly by the Compensation Committee to:

•	review and make recommendations to the Committee with respect to the Company’s incentive and equity-based compensation plans generally;

•	perform a marketplace analysis of the Company’s long-term incentive compensation program and make recommendations with respect to the structure of awards to the participants in the program;

•	advise on market practices for the calculation of payments under performance awards granted in prior years under the Company’s long-term incentive compensation program; and

•	update the Committee on current and anticipated trends in executive compensation.

Overview

The Company’s “named executive officers” are the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers for 2006, consisting of Joseph H. Pyne, President and Chief Executive Officer of the Company, Norman W. Nolen, Executive Vice President and Chief Financial Officer of the Company, C. Berdon Lawrence, Chairman of the Board of the Company, Steven P. Valerius, President of the Company’s principal inland marine transportation subsidiary, and Dorman L. Strahan, President of the Company’s diesel engine services subsidiaries. Compensation of the named executive officers is based primarily on three elements: (1) base salary, (2) annual incentive bonuses and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations, giving due regard to relative financial performance, and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to achieve consistent performance over time; and

•	to achieve performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•	performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

In determining the compensation of the named executive officers, the Compensation Committee considers all elements of total compensation, including salary, bonus, equity-based and other long-term incentive compensation, realized and unrealized gains on stock options and projected payouts under the Company’s retirement plans. The Company also provides certain perquisites and other personal benefits to its named executive officers. Except for accelerated vesting of outstanding stock options, restricted stock and performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Elements of Compensation

Salary

The Compensation Committee attempts to set base salaries for the named executive officers at approximately the median for similar companies. The Committee and management believe that the Company is the leader in its industry and that its employees are frequently targeted by its competitors. Therefore the Committee attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

In 2005, the Compensation Committee retained Towers Perrin to advise the Committee on executive compensation issues. Towers Perrin selected a peer group of similar companies and determined that the Company’s salaries for its top executive officers averaged approximately 95% of the median for the peer group. Then in setting the Company’s overall salary budget for 2006, management and the Compensation Committee considered the Company’s performance in 2005 on financial, operational and strategic levels, as well as independent survey information that projected 31/2-4% increases in salary budgets for 2006 for all categories of employees at a broad range of companies, and increased the 2006 salary budget, which included both merit and promotional salary increases, for all shore-based employees by 4 1/2% over 2005. Salary increases for the named executive officers for 2006 were in the 31/2-4% range, with one exception. In July, the Committee approved an additional 16% increase in the base salary of Mr. Strahan based on his increased responsibilities following the acquisition of Global Power Holding Company and on internal salary comparisons.

  Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, exclusive of base salary, the Compensation Committee attempts to set bonus targets at a level such that, with a positive performance by an executive officer and a certain level of profitability by the Company, the total cash compensation for the executive officer, including base salary and annual cash bonus, will be above the median total cash compensation for similar corporations and positions. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual and Company performance factors. The annual incentive bonus constitutes a significant portion of direct cash compensation (salary plus bonus) and can vary significantly from year to year depending on the Company’s performance.

The Company’s annual incentive plan is based on the achievement of three equally weighted performance measures by each of the Company’s three business groups — inland marine transportation, diesel engine services and offshore marine transportation — and by the Company as a whole. The three performance measures are EBITDA (net earnings before interest expense, taxes on income, depreciation and amortization), return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (i) net earnings, (ii) depreciation and amortization, (iii) interest expense and (iv) provision for taxes on income. Return on total capital for the year is calculated by dividing (i) earnings before taxes on income plus interest expense by (ii) the average of stockholders’ equity plus long-term debt for the year.

Performance under the annual incentive plan is measured on a calendar year basis. At the beginning of each year, objectives are established for each of the three performance measures for the year, based on the budget for the year approved by the Board of Directors. For 2006, the target performance measures for the Company were: EBITDA ($218.4 million), return on total capital (18.37%) and earnings per share ($1.60). Actual results for 2006 were: EBITDA ($233.8 million), return on total capital (19.8%) and earnings per share ($1.79).

The Compensation Committee establishes a target bonus expressed as a percentage of base salary for each participant. The Committee also establishes a range of possible bonuses, with no bonus earned unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target bonus if 120% of the target performance is achieved. Bonuses for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Bonuses for the heads of the Company’s business groups are based 50% on the performance of the business group and 50% on overall Company performance. Bonuses for all other employees in a business group are based 70% on the performance of the business group and 30% on Company performance.

For 2006, the Compensation Committee set the target bonuses for the named executive officers at the following percentages of base salary: Joseph H. Pyne (90%), C. Berdon Lawrence (90%), Steven P. Valerius (70%), Norman W. Nolen (70%) and Dorman L. Strahan (70%). Based on the performance of the Company and its business groups, payouts under the annual incentive plan for 2006 were 144.6% of the target bonus for Messrs. Pyne, Lawrence and Nolen (employees of the parent Company), 142.3% of the target bonus opportunity for Mr. Valerius, the President of the Company’s principal inland marine transportation subsidiary, and 153% for Mr. Strahan, the President of the Company’s diesel engine services subsidiaries.

The annual incentive plan also provides for the allocation of 25% of each participant’s total potential bonus under the plan based on a discretionary assessment of individual performance for the year. The Compensation Committee awarded the full 25% of the plan bonus for 2006 to each named executive officer after determining that the performance of each of the officers met expectations for the year.

  Long-Term Incentive Compensation

The Compensation Committee’s objective for long-term incentive compensation for executive officers is to fall between the 50th and 75th percentiles in long-term incentive compensation of similar corporations and positions, giving effect to the Company’s long-term performance relative to its peers. In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are stock options, restricted stock and performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally. That is, regular annual awards at approximately consistent levels are an appropriate component of annual compensation. Bonuses under the Company’s annual incentive plan vary directly with Company performance, with possible bonuses under parameters established in recent years ranging from zero in a very disappointing year to double the target bonus in an exceptionally good year. The bonus therefore supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

In 2006, the Compensation Committee granted nonqualified stock options covering 173,408 shares of common stock and 80,318 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. The restricted stock vests in equal increments over five years. In deciding on the number of options and shares of restricted stock to award to executive officers other than the four named in the discussion of the long-term incentive compensation program below, the Committee does generally consider the performance of the Company, the performance of the officer, information from an executive compensation consultant about the level of long-term equity-based incentive compensation awards made by similar companies, the Company’s option overhang (considering both outstanding options and options remaining available to be granted under the Company’s plans) and recommendations from the Chief Executive Officer. Those factors are not weighted in any specific manner and the resulting awards are therefore to some extent subjective.

In 2002, the Board of Directors of the Company instituted a long-term incentive compensation program for selected senior executives, to be administered by the Compensation Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles when compared to companies or business units of similar size. Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Compensation Committee.

For 2006, the Compensation Committee determined that the executives who would receive awards under the long-term incentive compensation program would be Mr. Pyne, Mr. Nolen, Mr. Valerius and Mr. Strahan, and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and

40% in the form of performance awards. The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2006. The target amounts for the performance awards established for the four executive officers were $1,209,245 for Mr. Pyne, $276,200 for Mr. Valerius, $242,100 for Mr. Nolen and $62,400 for Mr. Strahan. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards were based in part on an analysis of market data on the amounts of awards and advice and recommendations on the form of awards provided by Towers Perrin to the Compensation Committee. Based on information provided by Towers Perrin, the expected value of the awards fell between the 50th and 75th percentiles when compared to long-term incentive compensation awards made by similar companies.

  Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees  — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits ($220,000 per annum for 2006). In 2006, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

  Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 60 executive and management employees, payment of the cost of club memberships that are used for both business and personal purposes and the payment of a portion of the cost of financial planning services provided to the Chief Executive Officer and the Chief Financial Officer during 2006. The Compensation Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

  Chief Executive Officer

The Compensation Committee set the 2006 base salary for Joseph H. Pyne, the Company’s Chief Executive Officer, at $590,600, representing a 4% increase over 2005. The Chief Executive Officer’s base salary was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. In setting the compensation of the Chief Executive Officer, the Committee also considers the Company’s success in achieving the financial and strategic corporate goals established for each year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board of Directors under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $1,418,007 in non-equity incentive plan compensation shown for Mr. Pyne in the Summary Compensation Table consisted of (1) $768,607 determined under the annual incentive plan described above and (2) a $649,400 payment earned by Mr. Pyne for the 2004-2006 performance period under a performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Compensation Committee when the award was made at the beginning of 2004.

  Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

  Timing of Compensation Decisions

The Compensation Committee generally makes executive compensation decisions in January of each year. The Committee’s long-standing practice has been to grant stock options and/or restricted stock to all eligible employees, including executive officers, at the Compensation Committee’s regular January meeting, which is held several days before the Company’s public release of earnings information for the previous year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. The Company believes that practice is reasonable when followed on a consistent basis each year and does not represent an attempt to time the grant of options with the release of material nonpublic information. However, because of the considerable negative publicity during the past year about the timing of stock option grants at a number of other companies, the Compensation Committee changed the procedure for granting stock options, beginning in 2007. Options granted at the regular January meeting of the Committee will now be granted at an exercise price equal to the fair market value of the Company’s stock on a specified date after the earnings release for the previous year.

Benchmarking

Where the Compensation Committee has used benchmarking against similar companies in determining particular elements of executive compensation, that information has been provided by Towers Perrin. Marketplace analysis developed by Towers Perrin has been based on a broad group of general industry companies with annual revenues similar to those of the Company or, where applicable, a particular segment of the Company’s business. The companies represent a wide range of industries because of the difficulty in establishing a peer group of companies for the Company. There are few publicly traded transportation companies of similar size to the Company and none with a similar service mix. In addition, a number of marine transportation companies are limited partnerships or subsidiaries of larger corporations, making comparisons difficult and resulting in the need to consider an expanded universe of companies for comparisons.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
William M. Lamont, Jr., Chairman
C. Sean Day
Bob G. Gower
Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Lamont, Mr. Day, Mr. Gower and Mr. Miller. Mr. Stone and Mr. Webb also served on the Compensation Committee during 2006. None of such current or former members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 2006, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Summary Compensation Table for 2006

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Joseph H. Pyne	2006	$590,600	$707,569	$436,334	$1,418,007	$15,391	$38,778	$3,206,679
President, Director and Chief Executive Officer
Norman W. Nolen	2006	278,500	180,645	110,995	482,404	—	37,868	1,090,412
Executive Vice President and Chief Financial Officer
C. Berdon Lawrence	2006	451,900	170,450	483,553	588,103	30,540	27,554	1,752,100
Chairman of the Board
Steven P. Valerius	2006	334,300	198,059	124,673	584,333	4,645	20,331	1,266,341
President of Kirby Inland Marine, LP
Dorman L. Strahan	2006	211,275	48,667	29,115	293,726	—	19,216	601,999
President of Kirby Engine Systems, Inc.

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost recognized by the Company in 2006 related to restricted stock awards and option grants to the named executive officers, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 7, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006. The actual number of stock awards and options granted is shown in the “Grants of Plan Based Awards During 2006” table.

(2)	Amounts include annual incentive compensation payments calculated under the 2006 incentive bonus plan and performance award payouts in 2006 for the 2004-2006 performance period under performance awards granted in 2004. Annual incentive bonus payments for 2006 were $768,607 to Mr. Pyne, $281,898 to Mr. Nolen, $588,103 to Mr. Lawrence, $332,996 to Mr. Valerius and $226,276 to Mr. Strahan. Performance award payouts for 2006 were $649,400 to Mr. Pyne, $200,506 to Mr. Nolen, $251,337 to Mr. Valerius and $67,450 to Mr. Strahan. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” for further details.

(3)	The amount for Mr. Pyne reflects the aggregate change during 2006 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP. The amount for Mr. Lawrence reflects the change in present value of accrued benefits during 2006 from the Kirby Pension Plan. The amount for Mr. Valerius reflects the change in present value of accrued benefits during 2006 from the Kirby Pension Plan and an unfunded defined benefit executive retirement plan (“SERP”) that was assumed in the Company’s acquisition of Hollywood Marine, Inc. (“Hollywood”) in 1999. Since Mr. Lawrence’s and Mr. Valerius’ benefits in both plans were frozen as of December 31, 1999, the change in present value is due only to changes in assumptions and the passage of time.

(4)	Amounts include an automobile allowance, club memberships, and personal financial planning services for Mr. Pyne and Mr. Nolen, and an automobile allowance and club memberships for Mr. Lawrence, Mr. Valerius and Mr. Strahan. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred

Compensation Plan for Key Employees for 2006, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2005, the Company’s contributions under the Profit Sharing Plan were as follows: $15,676 to Mr. Pyne, $19,676 to Mr. Nolen, $20,641 to Mr. Lawrence, $15,676 to Mr. Valerius and $20,945 to Mr. Strahan. Also, cash distributions were made in 2006 for excess benefit contributions in 2005 under the Profit Sharing Plan as follows: $14,560 to Mr. Pyne, $10,560 to Mr. Nolen, $9,595 to Mr. Lawrence, $14,560 to Mr. Valerius and $11,460 to Mr. Strahan. For 2005, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $62,740 to Mr. Pyne, $10,540 to Mr. Nolen, $39,546 to Mr. Lawrence and $19,867 to Mr. Valerius.

Grants of Plan Based Awards During 2006

					All Other	All Other
					Stock	Option	Exercise		Grant Date
					Awards:	Awards:	or Base	Closing	Fair Value
		Estimated Future Payouts			Number of	Number of	Price of	Market	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Option	Price on	and
		Plan Awards(1)			Stock or	Underlying	Awards	Date of	Option
	Grant	Threshold	Target	Maximum	Units(2)	Options(3)	($/sh)(4)	Grant(4)	Awards(5)
Name	Date	$	$	$	#	#	$	$	$

Joseph H. Pyne	02/15/06	$241,849	$1,209,245	$2,418,490	41,118	73,608	$27.60	$27.85	$1,761,364
Norman W. Nolen	02/15/06	48,420	242,100	484,200	9,000	16,600	27.60	27.85	389,689
C. Berdon Lawrence	02/15/06	—	—	—	18,000	60,000	27.60	27.85	1,007,445
Dorman L. Strahan	02/15/06	12,480	62,400	124,800	2,200	4,200	27.60	27.85	96,468
Steven P. Valerius	02/15/06	55,240	276,200	552,400	10,000	19,000	27.60	27.85	437,715

(1)	Amounts shown represent long-term performance awards made to four of the five named executive officers in 2006 for the 2006-2008 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2006. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company (in the case of Mr. Pyne and Mr. Nolen) or by the Company and its business groups (in the case of Mr. Valerius and Mr. Strahan) on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2006, the first year of the performance period, the Company and its business groups achieved approximately 108-111% of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)	Represents the number of shares awarded in 2006 for restricted stock awards under the Company’s 2005 Stock and Incentive Plan. The restricted stock awards vest 20% annually following the original award date.

(3)	Represents the number of stock options awarded in 2006 under the Company’s 2005 Stock and Incentive Plan. These options become one-third exercisable after one year, two-thirds exercisable after two years, and fully exercisable after three years from the date of grant. The exercise price for the options may be paid with already owned shares of common stock. No stock appreciation rights were granted with the stock options.

(4)	The exercise price for all options is the fair market value on the date of grant. The Company’s long-standing practice, followed in making 2006 grants, has been to define fair market value as the average of the high and low prices of the Company’s stock on the NYSE on the relevant date. Beginning in 2007, in order to simplify required stock option disclosures, the Company amended its plans to define fair market value as the closing price of the stock on the NYSE on the relevant date.

(5)	The grant date fair values are calculated based on the provisions of SFAS 123R. Restricted shares are valued at the average of the high and low prices of the Company’s common stock on the date of grant. The Black-Scholes option pricing model is used to estimate the fair value of stock options, resulting in an estimated value of $8.51 per option.

Outstanding Equity Awards at December 31, 2006

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying	Option		Shares or Units	Shares or Units
	Unexercised	Unexercised	Exercise	Option	of Stock That	of Stock That
	Options(#)	Options(#)	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	($)	Date	Vested(#)(2)	Vested($)(3)

Joseph H. Pyne	34,708	17,356	$16.96	01/26/09	122,482	$4,180,311
	22,200	44,400	22.05	03/02/10
	—	73,608	27.60	02/15/11
Norman W. Nolen	—	5,544	16.96	01/26/09	30,608	1,044,651
	5,532	11,068	22.05	03/02/10
	—	16,600	27.60	02/15/11
C. Berdon Lawrence	36,668	—	12.78	01/27/08	32,400	1,105,812
	36,666	36,666	16.96	01/26/09
	20,000	40,000	22.05	03/02/10
	—	60,000	27.60	02/15/11
Dorman L. Strahan	20,000	—	8.95	01/18/09	8,182	279,252
	9,526	—	14.09	02/07/07
	9,526	—	12.78	01/27/08
	3,176	1,588	16.96	01/26/09
	1,400	2,800	22.05	03/02/10
	—	4,200	27.60	02/15/11
Steven P. Valerius	11,838	5,920	16.96	01/26/09	33,652	1,148,543
	6,332	12,668	22.05	03/02/10
	—	19,000	27.60	02/15/11

(1)	The unexercisable options held by the named executive officers vest, or become exercisable, as follows:

(i)	Mr. Pyne: 17,356 options on January 26, 2007, 24,536 options on February 15, 2007, 22,200 options on March 2, 2007, 24,536 options on February 15, 2008, 22,200 options on March 2, 2008 and 24,536 options on February 15, 2009.

(ii)	Mr. Nolen: 5,544 options on January 26, 2007, 5,532 options on February 15, 2007, 5,534 options on March 2, 2007, 5,534 options on February 15, 2008, 5,534 options on March 2, 2008 and 5,534 options on February 15, 2009.

(iii)	Mr. Lawrence: 36,666 options on January 26, 2007, 20,000 options on February 15, 2007, 20,000 options on March 2, 2007, 20,000 options on February 15, 2008, 20,000 options on March 2, 2008 and 20,000 options on February 15, 2009.

(iv)	Mr. Strahan: 1,588 options on January 26, 2007, 1,400 options on February 15, 2007, 1,400 options on March 2, 2007, 1,400 options on February 15, 2008, 1,400 options on March 2, 2008 and 1,400 options on February 15, 2009.

(v)	Mr. Valerius: 5,920 options on January 26, 2007, 6,332 options on February 15, 2007, 6,334 options on March 2, 2007, 6,334 options on February 15, 2008, 6,334 options on March 2, 2008 and 6,334 options on February 15, 2009.

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

(i)	Mr. Pyne was awarded: 19,364 shares on February 7, 2002 of which 3,874 shares vested on each of February 7, 2003 and 2004 and 3,872 shares vested on each of February 7, 2005, 2006 and 2007; 38,728 shares on January 27, 2003 of which 7,744 shares vested on January 27, 2004, 7,746 shares vested on each of January 27, 2005, 2006 and 2007 with 7,746 shares vesting on January 27, 2008; 50,000 shares on January 26, 2004 of which 10,000 shares vested on each of January 26, 2005, 2006 and 2007 with 10,000 shares vesting on each of January 26, 2008 and 2009; 40,000 shares on March 2, 2005 of which 8,000 shares vested on each of March 2, 2006 and 2007 with 8,000 shares vesting on each of March 2, 2008,

2009 and 2010; 41,118 shares on February 15, 2006 of which 8,222 shares vested on February 15, 2007 with 8,224 shares vesting on each of February 15, 2008, 2009, 2010 and 2011.

(ii)	Mr. Nolen was awarded: 6,186 shares on February 7, 2002 of which 1,238 shares vested on each of February 7, 2003, 2004 and 2005 and 1,236 shares vested on each of February 7, 2006 and 2007; 12,372 shares on January 27, 2003 of which 2,474 shares vested on each of January 27, 2004, 2005, 2006 and 2007 with 2,476 shares vesting on January 27, 2008; 12,372 shares on January 26, 2004 of which 2,476 shares vested on January 26, 2005, 2,474 shares vested on each of January 26, 2006 and 2007 with 2,474 shares vesting on each of January 26, 2008 and 2009; 10,000 shares on March 2, 2005 of which 2,000 shares vested on each of March 2, 2006 and 2007 with 2,000 shares vesting on each of March 2, 2008, 2009 and 2010; 9,000 shares on February 15, 2006 of which 1,800 shares vested on February 15, 2007 with 1,800 shares vesting on each of February 15, 2008, 2009, 2010 and 2011.

(iii)	Mr. Lawrence was awarded: 18,000 shares on March 2, 2005 of which 3,600 shares vested on March 2, 2006 and 2007 with 3,600 shares vesting on each of March 2, 2008, 2009 and 2010; 18,000 shares on February 15, 2006 of which 3,600 shares vested on February 15, 2007 with 3,600 shares vesting on each of February 15, 2008, 2009, 2010 and 2011.

(iv)	Mr. Strahan was awarded: 1,772 shares on February 7, 2002 of which 356 shares vested on February 7, 2003 and 354 shares vested on each of February 7, 2004, 2005, 2006 and 2007; 3,544 shares on January 27, 2003 of which 708 shares vested on each of January 27, 2004, 2005 and 2006, 710 shares vested on January 27, 2007 with 710 shares vesting on January 27, 2008; 3,544 shares on January 26, 2004 of which 708 shares vested on each of January 26, 2005, 2006 and 2007 with 710 shares vesting on each of January 26, 2008 and 2009; 2,600 shares on March 2, 2005 of which 520 shares vested on each of March 2, 2006 and 2007 with 520 shares vesting on each of March 2, 2008, 2009 and 2010; 2,200 shares on February 15, 2006 of which 440 shares vested on February 15, 2007 with 440 shares vesting on each of February 15, 2008, 2009, 2010 and 2011.

(v)	Mr. Valerius was awarded: 6,606 shares on February 7, 2002 of which 1,322 shares vested on each of February 7, 2003, 2004 and 2005 and 1,320 shares vested on each of February 7, 2006 and 2007; 13,212 shares on January 27, 2003 of which 2,642 shares vested on each of January 27, 2004, 2005, 2006 and 2007 with 2,644 shares vesting on January 27, 2008; 13,212 shares on January 26, 2004 of which 2,644 shares vested on January 26, 2005, 2,642 shares vested on each of January 26, 2006 and 2007 with 2,642 shares vesting on each of January 26, 2008 and 2009; 11,400 shares on March 2, 2005 of which 2,280 shares vested on each of March 2, 2006 and 2007 with 2,280 shares vesting on each of March 2, 2008, 2009 and 2010; 10,000 shares on February 15, 2006 of which 2,000 shares vested on February 15, 2007 with 2,000 shares vesting on each of February 15, 2008, 2009, 2010 and 2011.

(3)	The market value of the shares of restricted stock that had not vested as of December 31, 2006 is calculated using the closing price of the Company’s common stock on December 29, 2006, which was $34.13 per share.

Option Exercises and Stock Vested During 2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)

Joseph H. Pyne	208,252	$4,229,858	29,618	$843,019
Norman W. Nolen	22,174	278,205	8,184	232,356
C. Berdon Lawrence	—	—	3,600	109,287
Dorman L. Strahan	64,000	1,144,740	2,290	64,913
Steven P. Valerius	75,516	2,190,959	8,884	252,513

(1)	Based on the average of the high and low prices of the Company’s common stock on the date of exercise.

(2)	Based on the average of the high and low prices of the Company’s common stock on the date of vesting.

Pension Benefits for 2006

		Years of	Present Value of
		Credited	Accumulated
Name	Plan Name	Service	Benefit

Joseph H. Pyne	Kirby Inland Marine LP —	—	$252,178
	Deferred Compensation Plan(1)

C. Berdon Lawrence	Kirby Pension Plan(2)	29	846,566

Steven P. Valerius	Kirby Pension Plan(2)	21	125,640
	Supplemental Executive	21	223,746
	Retirement Plan(3)

(1)	Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne totaling $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement).

(2)	The Company sponsors a defined benefit plan, the Kirby Pension Plan, for vessel personnel and shore based tankermen employed by certain subsidiaries of the Company. Shoreside personnel employed by Hollywood prior to its merger with a subsidiary of the Company in 1999, including Mr. Lawrence and Mr. Valerius, also are participants in the Kirby Pension Plan, but ceased to accrue additional benefits effective December 31, 1999. The Company contributes such amounts as are necessary on an actuarial basis to provide the Kirby Pension Plan with assets sufficient to meet the benefits paid to participants.

(3)	The Company also has an unfunded SERP that was assumed in the Hollywood acquisition in which Mr. Valerius is a participant. That plan ceased to accrue additional benefits effective December 31, 1999.

Nonqualified Deferred Compensation for 2006

	Registrant
	Contributions in	Aggregate	Aggregate
	Last Fiscal	Earnings in Last	Balance at
Name	Year(1)	Fiscal Year(2)	Last Fiscal Year End

Joseph H. Pyne	$—	$62,692	$959,759
Norman W. Nolen	—	6,829	77,797
C. Berdon Lawrence	—	24,132	275,370
Steven P. Valerius	—	10,599	345,178

(1)	The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees being compensated in excess of a certain level ($220,000 for 2006). Contributions for 2006, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2005, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $62,740 to Mr. Pyne, $10,540 to Mr. Nolen, $39,546 to Mr. Lawrence and $19,867 to Mr. Valerius.

(2)	Earnings on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

Equity Compensation Plan Information as of December 31, 2006

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of		Under Equity
	Securities to be		Compensation Plans
	Issued Upon	Weighted-Average	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in First
Plan Category	Outstanding Options	Outstanding Options	Column)

Equity compensation plans approved by stockholders	1,124,317	$18.42	1,837,270
Equity compensation plans not approved by stockholders(1)	291,316	$19.11	173,690

Total	1,415,633	$18.56	2,010,960

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Option Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.”

Potential Payments Upon Change in Control

If a change in control were to have occurred on December 31, 2006, all of the named executive officers outstanding options to acquire Company common stock would have become immediately exercisable. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. Restricted stock awards granted to the named executive officers would have immediately vested. The restricted stock awards vest in equal increments over five years. Performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control. The outstanding options would have become immediately exercisable and the restricted stock award and performance awards would have become immediately vested regardless of whether the named executive officer was terminated or voluntarily terminated employment following the change of control. The value of the stock options and restricted stock awards is based on the Company’s closing market price of $34.13 per share on December 29, 2006, the last trading day before year-end.

Joseph H. Pyne

Mr. Pyne’s options to purchase an aggregate of 135,364 shares of Company common stock would have become fully exercisable on December 31, 2006, if a change in control had occurred on that date. Under the terms of Mr. Pyne’s stock options, he would have to pay an aggregate of $3,304,964 to purchase these shares. Accordingly, the maximum value of the accelerated vesting of the options would have been $1,315,009 ($34.13 per share value on December 29, 2006, multiplied by 135,364 shares minus $3,304,964, the aggregate exercise price of the options).

Mr. Pyne had 122,482 shares of Company restricted stock awards that were not vested as of December 31, 2006. If a change of control had occurred on that date, the 122,482 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock awards would have been $4,180,311 ($34.13 per share value on December 29, 2006, multiplied by 122,482 restricted shares).

On December 31, 2006, Mr. Pyne would have become entitled to payments under previously granted performance awards totaling $1,049,749 if a change in control had occurred on that date.

Norman W. Nolen

Mr. Nolen’s options to purchase an aggregate of 33,212 shares of Company common stock would have become fully exercisable on December 31, 2006, if a change in control had occurred on that date. Under the terms of Mr. Nolen’s stock options, he would have to pay an aggregate of $796,236 to purchase these shares. Accordingly, the maximum value of the accelerated vesting of the options would have been $337,290 ($34.13 per share value on December 29, 2006, multiplied by 33,212 shares minus $796,236, the aggregate exercise price of the options).

Mr. Nolen had 30,608 shares of Company restricted stock awards that were not vested as of December 31, 2006. If a change of control had occurred on that date, the 30,608 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Nolen’s restricted stock awards would have been $1,044,651 ($34.13 per share value on December 29, 2006, multiplied by 30,608 restricted shares).

On December 31, 2006, Mr. Nolen would have become entitled to payments under previously granted performance awards totaling $242,100 if a change in control had occurred on that date.

C. Berdon Lawrence

Mr. Lawrence’s options to purchase an aggregate of 136,666 shares of Company common stock would have become fully exercisable on December 31, 2006, if a change in control had occurred on that date. Under the terms of Mr. Lawrence’s stock options, he would have to pay an aggregate of $3,159,897 to purchase these shares. Accordingly, the maximum value of the accelerated vesting of the options would have been $1,504,514 ($34.13 per share value on December 29, 2006, multiplied by 136,666 shares minus $3,159,897, the aggregate exercise price of the options).

Mr. Lawrence had 32,400 shares of Company restricted stock awards that were not vested as of December 31, 2006. If a change of control had occurred on that date, the 32,400 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Lawrence’s restricted stock awards would have been $1,105,812 ($34.13 per share value on December 29, 2006, multiplied by 32,400 restricted shares).

Dorman L. Strahan

Mr. Strahan’s options to purchase an aggregate of 8,588 shares of Company common stock would have become fully exercisable on December 31, 2006, if a change in control had occurred on that date. Under the terms of Mr. Strahan’s stock options, he would have to pay an aggregate of $204,593 to purchase these shares. Accordingly, the maximum value of the accelerated vesting of the options would have been $88,515 ($34.13 per share value on December 29, 2006, multiplied by 8,588 shares minus $204,593, the aggregate exercise price of the options).

Mr. Strahan had 5,478 shares of Company restricted stock awards that were not vested as of December 31, 2006. If a change of control had occurred on that date, the 5,478 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Strahan’s restricted stock awards would have been $279,252 ($34.13 per share value on December 29, 2006, multiplied by 5,478 restricted shares).

On December 31, 2006, Mr. Strahan would have become entitled to payments under previously granted performance awards totaling $62,400 if a change in control had occurred on that date.

Steven P. Valerius

Mr. Valerius’ options to purchase an aggregate of 37,588 shares of Company common stock would have become fully exercisable on December 31, 2006, if a change in control had occurred on that date. Under the terms of Mr. Valerius’ stock options, he would have to pay an aggregate of $904,131 to purchase these shares. Accordingly, the maximum value of the accelerated vesting of the options would have been $378,747 ($34.13 per share value on December 29, 2006, multiplied by 37,588 shares minus $904,131, the aggregate exercise price of the options).

Mr. Valerius had 33,652 shares of Company restricted stock awards that were not vested as of December 31, 2006. If a change of control had occurred on that date, the 33,652 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Valerius’ restricted stock awards would have been $1,148,543 ($34.13 per share value on December 29, 2006, multiplied by 33,652 restricted shares).

On December 31, 2006, Mr. Valerius would have become entitled to payments under previously granted performance awards totaling $276,200 if a change in control had occurred on that date.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s assessment of, and the effective operation of, internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006 with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2006 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Bob G. Gower, Chairman
C. Sean Day
David L. Lemmon
George A. Peterkin, Jr.

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007. KPMG served as the Company’s independent accountants for 2006. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accountants for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2007.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2007 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2007 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accountants

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accountant, during the last two fiscal years:

	2006	2005

Audit Fees	$827,500	$810,000
Audit-Related Fees	80,000	66,000
Tax Fees	33,000	12,000

TOTAL	$940,500	$888,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2006 included the review of the Company’s 2005 federal income tax return and for 2005 included the review of the Company’s 2003 and 2004 amended federal income tax returns.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

The Board of Directors of the Company unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2007.

OTHER BUSINESS (ITEM 3)

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 13, 2007 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas G. Adler
Secretary
March 12, 2007
Houston, Texas

EXHIBIT A

KIRBY CORPORATION

CRITERIA FOR THE SELECTION OF DIRECTORS

Criteria Applicable to the Board of Directors and Committees:

1. The Board and its Committees must satisfy the independence requirements of applicable law and the New York Stock Exchange.

2. The Board should have diverse experience at management or policy-making levels in areas relevant to Kirby’s business.

3. A sufficient number of directors must have the requisite expertise to enable the Audit Committee as a whole to satisfy the requirements of applicable securities laws, rules and regulations and New York Stock Exchange standards.

Criteria to be Considered in Evaluating the Qualifications of Individual Director Candidates:

1. Reputation for character and integrity.

2. Business or professional experience.

3. Understanding of the marine transportation business, the chemical and refining business and corporate strategy and finance, particularly for public companies.

4. Understanding of the responsibilities of directors of public companies.

5. Willingness to commit sufficient time to Kirby’s business.

6. The number of other boards and board committees on which a person serves.

7. Independence of any particular constituency and the ability to represent the interests of all stockholders of Kirby rather than a particular interest group.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 — C. Sean Day	☐	☐	02 — William M. Lamont, Jr.	☐	☐	03 — C. Berdon Lawrence	☐	☐

		For	Against	Abstain

2.	To ratify the selection of KPMG LLP as Kirby Corporation’s independent registered public accountants for 2007.	☐	☐	☐	3. In their discertion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Kirby Corporation

55 Waugh Drive, Suite 1000
P.O. Box 1745
Houston, Texas 77251-1745
This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation.
The undersigned hereby appoints Joseph H. Pyne, Norman W. Nolen, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 1, 2007, at the Annual Meeting of Stockholders to be held on April 24, 2007, at 55 Waugh Drive, 8th Floor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1. SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side)